Exhibit 23.01

                       CONSENT OF INDEPENDENT AUDITORS



To the Board of Directors and Shareholders of Unico, Inc.
Magalia, California


We hereby consent to the incorporation by reference in this Registration Statement of Unico, Inc., on Form S-8, of our report dated May 22, 2002, (which includes an emphasis paragraph relating to the Company's ability to continue as a going concern) of Unico, Inc., for the year ended February 28, 2002, and to all references to our firm included in this Registration Statement.

/s/ HJ Associates & Consultants, LLP

HJ Associates & Consultants, LLP
Salt Lake City, Utah
May 2, 2003